symbotic™

February 10, 2020

William Boyd
[redacted]

Dear Bill,

Congratulations! On behalf of Symbotic and our parent holding company, Warehouse Technologies LLC, we are excited to offer you the position of Chief of Staff at our 200 Research Drive, Wilmington, Massachusetts location. Your start date will be February 18, 2020.

This offer is being made in conjunction with an offer dated February 10, 2020 from C&S Wholesale Grocers, Inc. ("C&S") for the position of Chief Legal Officer. In the event that you are no longer employed by C&S or another Cohen family entity and you are still providing services to Symbotic, you and Symbotic will mutually agree in writing the terms of your continued employment by Symbotic, including your compensation, benefits and the other matters discussed herein.

We feel your background and experience will be a beneficial addition to our team. The focus, intensity and dedication you bring with you will prove valuable as we continue the work of building Symbotic into one of the most admired companies in America.

Base Salary

Your compensation for this role will be solely through the equity grant described below. Your position with C&S Wholesale Grocers, Inc. will be compensated as described in its offer letter to you dated February 10, 2020 ("C&S Offer Letter"). You will not receive a separate salary or other remuneration from Symbotic.

Annual Short-Term Incentive Plan (STIP)

As described in the C&S Offer Letter, you are eligible to participate in the C&S Short-Term Incentive Plan (annual bonus) for senior leadership.

You will not be eligible to participate in Symbotic's Performance Incentive Plan or otherwise to receive an annual bonus from Symbotic, and you hereby waive and agree not to make any such claims.

Long Term Incentive Plan (LTIP)

You will be granted a Deal Incentive as described in the C&S Offer Letter and equity as described below. You therefore acknowledge and agree that you are not eligible for any payments or awards pursuant to the terms of any long-term incentive plan or program of C&S or Symbotic, including without limitation Symbotic's Amended and Restated 2018 Long Term Incentive Plan or Symbotic's

2012 Value Appreciation Plan, except as expressly set forth in this letter and the C&S Offer Letter, and you hereby waive and agree not to make any such claims.

Equity

You will be granted an equity award of Class C units of Warehouse Technologies LLC with an estimated value of $3.5 million at a pro forma $3.5 billion valuation of the company, such pro forma valuation determined after deducting the liquidation preference of the Class B units currently valued at roughly $640 million. It is anticipated that there will be a capital transaction, and you will be expected to participate in that process. The actual value of your equity award will depend on the valuation of the company, including as a result of that transaction. The equity will be forfeited if prior to December 31, 2024 your employment is terminated for any reason, although you will still be eligible for the Separation Allowance according to the terms and conditions described in the C&S Offer Letter. Between December 31, 2024 and February 28, 2025, you will also be granted the right to "put" all non-forfeited equity to Rick Cohen personally or an entity that he designates for $3.5 million. Notwithstanding the foregoing, any "put" payment shall be reduced by an amount equal to one-half of the Deal Incentive described in the C&S Offer Letter. The equity award will be issued under the Warehouse Technologies LLC 2012 Incentive Units Plan and the award and related put right will be subject to the terms and conditions set forth in an Incentive Unit Agreement and a Put Agreement.

Separation Allowance

You will receive a Separation Allowance as described in the C&S Offer Letter. You acknowledge and agree that you will not participate in any severance plan of C&S or Symbotic, and you therefore waive and agree not to make any claims for such benefits.

Relocation and Accommodations

You agree to relocate to a reasonable commuting distance from C&S's and Symbotic's headquarters. Although you will self-fund that relocation, C&S will reimburse reasonable expenses associated with temporary accommodations and transportation in New England, and one round-trip each week between New Jersey and New England, for up to six months from your start date, pursuant to the C&S Offer Letter. You acknowledge and agree that you are not eligible for any relocation benefits, reimbursements, or payments from Symbotic, and you hereby waive, and agree not to make any such claims.

Benefits

Your benefits are described in the C&S Offer Letter. You acknowledge and agree that you will not participate in any benefits plan of Symbotic. You therefore agree not to enroll in any Symbotic benefits plan, including but not limited to any medical, dental, vision plans, 401(k) plan or matching contributions, tuition reimbursement or health care or dependent care spending accounts, and you hereby waive, and agree not to make any claims for, benefits under any such plan.

Vacation

As described in the C&S Offer Letter, you will be eligible for a total of four weeks of paid vacation annually between C&S and Symbotic. This vacation time is available immediately upon hire. Any additional vacation will be awarded based on C&S policy.

Contingency

This offer is contingent upon the successful completion of the pre-employment process including a background check, positive references, drug screening and signing of our Employee Invention, Non-Disclosure and Non-Solicitation Agreement and our Non- Competition Agreement, both of which are attached hereto.

Bill, we are extremely excited about this opportunity, confident in your abilities, and look forward to working with you. If you have any questions, please feel free to contact me directly.

Sincerely,

Richard B. Cohen

President & CEO, Symbotic LLC Chairman,

C&S Wholesale Grocers, Inc.

We look forward to the opportunity to have you join our team. Please indicate your acceptance of this offer by signing below and returning this offer letter to Iman Abaasi, CHRO, Symbotic LLC.

William Boyd

3/5/20
Date

This letter contains all of the terms of the offer of employment to you and supersedes any other representations or offers made to you in connection with your employment. Your employment with Symbotic is at-will and is subject to standard employment policies and practices which Symbotic reserves the right to amend at any time with or without notice. Your employment is also conditional on your signing the enclosed Invention, Non-Disclosure and Non-Solicitation Agreement and the Non-Competition Agreement. Your hours in this position may fluctuate each pay period; the compensation listed in this offer will compensate you for any and all hours worked.

cc: Symbotic Personnel File

Miriam Ort, EVP & CHRO, C&S Wholesale Grocers, Inc.